[CARBO CERAMICS LOGO -- OMITTED]
                                                                    EXHIBIT 99.1
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FOR IMMEDIATE RELEASE                              CONTACT:  PAUL VITEK, CFO
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                                                             Release  #02-06

       CARBO Ceramics Completes Acquisition of Pinnacle Technologies, Inc.
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IRVING, Texas (May 31, 2002) -- CARBO Ceramics Inc. (NYSE: CRR), a manufacturer of ceramic proppants for use in the hydraulic fracturing of natural gas and oil wells, announced that it has completed the acquisition of privately-held Pinnacle Technologies, Inc. Pinnacle is the world's leading provider of fracture diagnostic services and provides fracture mapping services, sells the most widely used fracture simulation model in the world (FracProPT(R)) and is a leader in providing fracture design services to oil and gas companies worldwide. The signing of the merger agreement was previously announced by CARBO Ceramics on May 22, 2002.

Under the terms of the merger agreement, CARBO Ceramics issued 324,226 shares of its common stock and paid $12.4 million in cash in exchange for all of the outstanding shares of Pinnacle. CARBO Ceramics also assumed approximately 78,000 Pinnacle employee stock options, each of which became an option to purchase two shares of CARBO Ceramics' common stock.

Pinnacle is now a wholly owned subsidiary of CARBO Ceramics. Pinnacle remains headquartered in San Francisco under existing management. Christopher Wright remains the President of Pinnacle and becomes Vice President of CARBO Ceramics.

CARBO Ceramics Inc. is based in Irving, Texas.

This news release may contain forward-looking statements that involve risks and uncertainties including price volatility, operation and other risks and other factors described in the Company's publicly available SEC reports, which could cause actual results to differ materially from those indicated in the forward-looking statements.

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